Exhibit 99.2
Ann Parker,
Director, Investor Relations
605-988-1000
ann.parker@lodgenet.com
LODGENET TO PRESENT AT B. RILEY INVESTOR CONFERENCE
Company to Update on Continued Progress with Proactive Management Plan
Reaffirms Guidance for Q1 2009
          Las Vegas, NV March 18, 2009– LodgeNet Interactive Corporation (NASDAQ: LNET), will present at the B. Riley Investor Conference today, during which LodgeNet Chairman and CEO Scott C. Petersen will review the Company’s progress on its strategies to proactively manage through the evolving economic environment.
     “While economic conditions remain challenging, we continue to proactively manage our business and remain focused on right-sizing our operations, driving operating cash flows and reducing our debt,” says Petersen. “We believe we are taking the actions necessary to navigate through these trying times and strengthen our financial position.”
     With regard to the First Quarter 2009, Petersen will comment on the following major focuses:
•	“We have reduced our operating cost structure by 30% as compared to one year ago. We now expect to report combined Systems Operations and SG&A expenses in the range of $20 to $22 million for this year’s First Quarter as compared to $30.6 million last year. Part of this savings came from the full integration of On Command’s operations into our organization, but we also implemented other significant cost reduction initiatives during the Fourth Quarter of 2008 in quick response to the deteriorating economy. We reduced personnel by 20%, deferred compensation adjustments for all employees, suspended bonus plans and 401(k) contributions, and cut a wide variety of other operating expenses.”

•	“We have reduced our First Quarter capital investment program by 75% as compared to the $19 million of cash flow we invested back into our business last year. We do have a great deal of flexibility and control over the timing of when we make our hotel-based investments. We expect that total capital investment will be approximately $5 million for the First Quarter of 2009.”

•	“As the third element of our proactive management plan, we are presently allocating more than 75% of the cash flow generated by our operations to the accelerated payment of our credit facility, with the specific goal of maintaining compliance with our debt leverage covenant. We reduced our debt by $21.9 million in the Fourth Quarter of 2008 and are targeting to reduce debt by more than $25 million during this First Quarter. At March 31st, we expect outstanding debt will be in the $561-$563 million range.”
     “Our proactive management plan is mitigating the impacts of the current business environment,” said Petersen. “Based on our results to date in the current quarter, we are affirming our previously issued First Quarter guidance and anticipate maintaining full compliance with our First Quarter debt covenants.”
     For the first quarter of 2009, LodgeNet continues to expect to report revenue in the range of $126.0 million to $131.0 million. Adjusted Operating Cash Flow* in the first quarter of 2009 is expected to be in a range from $30.5 million to $34.5 million while Net Free Cash Flow** is anticipated to be in a range of $16.0 million to $17.0 million during the period. Additional guidance information for the first quarter of 2009 can be found in the B. Riley Conference presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.

**	Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

LodgeNet presents at B. Riley Conference — 2
          A live webcast of the B. Riley Conference presentation will be available at: http://www.wsw.com/webcast/brileyco12/lnet/. The webcast will be archived at that site for 90 days and can be accessed via LodgeNet’s company website at www.lodgenet.com.
About LodgeNet Interactive
          LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.  LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,100 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 first quarter guidance, including revenue, adjusted operating cash flow, net free cash flow, Systems Operations and SG&A Expense, capital investment, and debt levels are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
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